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                                                                     Exhibit 4.3

                      NON-QUALIFIED STOCK OPTION AGREEMENT
                                       OF
                    ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

      THIS AGREEMENT (the "Agreement"), dated as of October 6, 2003, is made by and among Alaska Communications Systems Group, Inc., a Delaware corporation (the "Company"), and Liane Pelletier, the President and Chief Executive Officer of the Company, hereinafter referred to as the "Optionee."

      WHEREAS, the Company wishes to afford the Optionee the opportunity to purchase shares of its common stock, par value $0.01 per share ("Common Stock");

      WHEREAS, the Board of Directors of the Company (the "Board") has determined that it would be to the advantage and in the best interest of the Company and its stockholders to grant the Non-Qualified Stock Option provided for herein to the Optionee as an inducement to enter into or remain in the service of the Company and as an incentive for increased efforts during such service, and has advised the Company thereof and instructed the undersigned officers to issue said Option; and

      WHEREAS, the Board has determined that it is in the best interest of the Company that the Non-Qualified Stock Option provided for herein be governed solely by the terms of this Agreement and that the Non-Qualified Stock Option not be granted pursuant to the Company's 1999 Stock Incentive Plan or any other equity plan maintained by the Company.

      NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

      Whenever the following terms are used in this Agreement, they shall have the meaning specified below unless the context clearly indicates to the contrary. The singular pronoun shall include the plural, where the context so indicates.

      Section 1.1 Acquisition

      "Acquisition" shall have the meaning set forth in Section 6.5.

      Section 1.2 Agreement

      "Agreement" shall have the meaning set forth in the preamble hereto.

      Section 1.3 Affiliate
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      "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person where "control" shall have the meaning given such term under Rule 405 of the Securities Act.

      Section 1.4 Board

      "Board" shall mean the Board of Directors of the Company.

      Section 1.5 Cause

      "Cause" shall have the meaning set forth in the Employment Agreement.

      Section 1.6 Change in Control

      "Change in Control shall mean (i) the acquisition by any Person other than Fox Paine & Company, LLC, or any of its Affiliates, of a majority or more of the Company's outstanding voting securities, (ii) any sale, lease, exchange or other transfer in one transaction or a series of related transactions, other than to an entity that is majority controlled by Fox Paine & Company, LLC or any Affiliate thereof or an entity with substantially the same equity holders as immediately prior to such transfer, of all or substantially all of the assets of the Company or its operating subsidiaries, or (iii) any plan for the liquidation or dissolution of the Company.

      Section 1.7 Common Stock

      "Common Stock" shall have the meaning set forth in the preamble hereto.

      Section 1.8 Company

      "Company" shall mean Alaska Communications Systems Group, Inc., a Delaware corporation.

      Section 1.9 Disability

      "Disability" shall have the meaning set forth in the Employment Agreement.

      Section 1.10 Employment Agreement

      "Employment Agreement" shall mean that certain employment agreement dated October 6, 2003 by and between the Optionee and the Company.

      Section 1.11 Exchange Act

      "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.
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      Section 1.12 Exercise Price

      "Exercise Price" shall have the meaning set forth in Section 2.2.

      Section 1.13 Fair Market Value

      "Fair Market Value" of the Common Stock means, as of any given date, the mean between the highest and lowest reported sales prices of the Common Stock on the New York Stock Exchange, or, if not listed on such exchange, on any other national securities exchange on which the Common Stock is listed, or, if not so listed, on the Nasdaq National Market. If such sales prices are not so available, the Fair Market Value of the Common Stock shall be determined by the Committee in good faith.

      Section 1.14 Good Reason

      "Good Reason" shall have the meaning set forth in the Employment
Agreement.

      Section 1.15 Option

      "Option" shall mean the Non-Qualified Stock Option to purchase Common Stock granted under this Agreement.

      Section 1.16 Optionee

      "Optionee" shall have the meaning set forth in the preamble hereto.

      Section 1.17 Person

      "Person" shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

      Section 1.18 Securities Act

      "Securities Act" shall mean the Securities Act of 1933, as amended.

      Section 1.19 Termination of Employment

      "Termination of Employment" means the termination of Optionee's employment with, or performance of services for, the Company and any of its subsidiaries or Affiliates. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries and Affiliates shall not be considered Terminations of Employment. For purposes of this Agreement, the Optionee's employment shall be deemed to have terminated at the close of business on the day preceding the first date on which she is no longer for any reason whatsoever employed by the Company or any of its Subsidiaries or Affiliates.
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                                  ARTICLE II.
                                 GRANT OF OPTION

      Section 2.1 Grant of Option

      In consideration of the Optionee's agreement to provide continued service as an employee of the Company and for other good and valuable consideration, on the date hereof the Company irrevocably grants to the Optionee pursuant to the terms and conditions set forth in this Agreement an Option to purchase any part or all of an aggregate of 1,000,000 shares of Common Stock.

      Section 2.2 Exercise Price

      The exercise price (the "Exercise Price") of the shares of Common Stock covered by the Option shall be $4.50 per share (without commission or other charge).

                                  ARTICLE III.
                                 EXERCISABILITY

      Section 3.1 Commencement of Exercisability

      (a) Subject to subsection (c) and Section 3.3, 100% of the Option shall become exercisable in five equal and cumulative installments as set forth below;

            (i) The first installment shall consist of 20% of the shares covered by such Option and shall become vested and exercisable on October 6, 2004;

            (ii) The second installment shall consist of 20% of the shares covered by such Option and shall become vested and exercisable on October 6, 2005;

            (iii) The third installment shall consist of 20% of the shares covered by such Option and shall become vested and exercisable on October 6, 2006;

            (iv) The fourth installment shall consist of 20% of the shares covered by such Option and shall become vested and exercisable on October 6, 2007; and

            (v) The fifth installment shall consist of 20% of the shares covered by such Option and shall become vested and exercisable on October 6, 2008.

      (b) Notwithstanding the foregoing provisions of this Section 3.1, upon the occurrence of a Change in Control, the unvested portion of the Option shall, immediately prior to the effective date of such Change in Control, automatically become exercisable in full.

      (c) No portion of the Option which is not vested and exercisable at a Termination of Employment shall thereafter become vested and exercisable.
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      Section 3.2 Duration of Exercisability

      The installments provided for in Section 3.1 are cumulative. Each such installment which becomes exercisable pursuant to Section 3.1 shall remain exercisable until it expires pursuant to Section 3.3.

      Section 3.3 Expiration of Option

      The Option may not be exercised and shall be forfeited after the first to occur of the following events:

      (a) The expiration of ten years from the date the Option was granted;

      (b) Except as the Board may otherwise approve, a Termination of Employment by the Company for Cause or by the Optionee for Good Reason;

      (c) Except as the Board may otherwise approve, the occurrence of a Change in Control, provided that any portion of the Option, which is exercisable as a result of the occurrence of the Change in Control, may be exercise concurrently therewith.

      (d) Unless otherwise determined by the Board or as set forth in an Award Agreement, if Optionee incurs a Termination of Employment by reason of death, any Option held by Optionee may thereafter be exercised, to the extent then exercisable, or on such accelerated basis as the Committee may determine, for a period of one year.

      (e) Unless otherwise determined by the Board or as set forth in an Award Agreement, if Optionee incurs a Termination of Employment by reason of Disability or retirement, any Option held by Optionee may thereafter be exercised by Optionee, to the extent it was exercisable at the time of termination, or on such accelerated basis as the Board may determine, for a period of one year from the date of such Termination of Employment; provided however, that if the Optionee dies within such period, any unexercised Option held by Optionee shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of 12 months from the date of such death.

      (f) Unless otherwise determined by the Board: (a) if there is a Termination of Employment for any reason other than death, Disability or retirement, any Option held by Optionee, to the extent it was then exercisable at the time of termination, or on such accelerated basis as the Board may determine, may be exercised for the lesser of three months from the date of such Termination of Employment or the balance of such Option's term; provided however, that if the Optionee dies within such three-month period, any unexercised Option held by Optionee shall, notwithstanding the expiration of such three-month period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of 12 months from the date of such death.
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      Section 3.4 Partial Exercise

      Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable; provided, however, that each partial exercise shall be for not less than 100 shares and shall be for whole shares only.

                                  ARTICLE IV.
                               EXERCISE OF OPTIONS

      Section 4.1 Manner of Exercise

      Any exercisable portion of the Option or the entire Option, if wholly exercisable, may be exercised solely by delivery to the Secretary of the Company of all of the following prior to the time when the Option or such portion expires pursuant to Section 3.3 of this Agreement:

      (a) Notice in writing signed by the Optionee, stating that the Option or a portion is exercised, and specifically stating the number of shares with respect to which the Option is being exercised;

      (b) Full payment (in cash or by personal, certified, or bank cashier check) for the shares with respect to which the Option or portion is thereby exercised; or

            (i) With the consent of the Board, (A) shares of Common Stock owned by the Optionee for a period of at least six months duly endorsed for transfer to the Company; or (B) shares of Common Stock issuable to the Optionee upon exercise of the Option, with a Fair Market Value on the date of exercise equal to the aggregate Option price of the shares with respect to which such Option or portion is thereby exercised; or

            (ii) With the consent of the Board, any combination of the consideration listed in this subsection (c);

      (c) The payment to the Company (in cash or by personal, certified or bank cashier or by any other means of payment approved by the Board) of all amounts necessary to satisfy any and all federal, state and local tax withholding requirements arising in connection with the exercise of the Option; and

      (d) Such representations and documents as the Board deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal or state securities laws or regulations. The Board may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer orders to transfer agents and registrars.
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      (e) In the event that the Option or portion thereof shall be exercised pursuant to Section 5.1 by any person other than the Optionee, appropriate proof of the right of such person to exercise the Option or portion thereof.

      Section 4.2 Rights as Stockholders

      The Optionee shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any shares purchasable upon the exercise of any part of an Option unless and until certificates representing such shares have been issued by the Company to such holder.

                                   ARTICLE V.
                                 TRANSFERABILITY

      Section 5.1 Non Transferability of Option

      No portion of the Option shall be transferable by the Optionee other than
(a) by will or by the laws of descent and distribution; (b) or as expressly permitted by the Board including pursuant to a transfer to such optionee's immediate family, whether directly or indirectly or by means of a trust or partnership or otherwise. For purposes of this Agreement, unless otherwise determined by the Board, "immediate family" shall mean, any child, sibling, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, sister-in-law or brother-in-law, including adoptive relationships, of the Optionee. The Option shall be exercisable, subject to the terms of this Agreement, only by the Optionee, the guardian or legal representative of the optionee, or any person to whom such option is transferred pursuant to this paragraph, it being understood that the terms "holder" and "optionee" include such guardian, legal representative and other transferee.

                                  ARTICLE VI.
                                OTHER PROVISIONS

      Section 6.1 Not a Contract of Employment

      Nothing in this Agreement shall confer upon the Optionee any right to continue to serve as an employee or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to terminate the Employment Agreement pursuant to its terms.

      Section 6.2 Conformity to Securities Laws

      The Optionee acknowledges that this Agreement is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission, including without limitation Rule 16b-3.

      Notwithstanding anything herein to the contrary, the Option is granted and may be exercised only in such a manner as to conform to such laws, rules and regulations. To the extent
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permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

      Section 6.3 Adjustments upon Changes in Shares of Common Stock

      [On the occurrence of any of the following events, the Board may, in its discretion, make the following adjustments:

      (a) In case the number of outstanding shares of Common Stock may be increased at any time or from time to time by way of a stock dividend, stock split, recapitalization, or subdivision of or affecting the outstanding Common Stock (i) the number of shares of Common Stock subject to the Option shall be increased correspondingly and (ii) the per share Exercise Price shall be proportionately decreased.

      (b) In case the number of outstanding shares of Common Stock may be reduced at any time or from time to time by reverse stock split, combination or recapitalization (i) the number of shares of Common Stock subject to the Option shall be proportionately reduced and (ii) the per share Exercise Price shall be proportionately increased.

      (c) In the event that the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares of Common Stock or other securities of the Company or of another entity or any other property (including without limitation, cash), whether through reorganization, merger, recapitalization, split, reverse split, merger, consolidation, sale of assets or otherwise, then the term "Common Stock" shall thereafter refer under this Agreement to the share of stock or other securities or property into which each outstanding share of Common Stock shall be so changed or for which each such share of Common Stock shall be exchanged and the number of shares of Common Stock subject to the Option shall be correspondingly increased or decreased.]

      Section 6.4 Amendments

      The Board may amend or alter the terms of this Agreement, but no amendment or alteration shall be made which would impair the rights granted to the option holder without the option holder's consent.

      Section 6.5 Successors

      (a) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

      (b) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise (an "Acquisition")) to all or substantially all of the business and/or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place (or by substituting for such Options new options, based upon the stock of such successor, having an aggregate spread between the Fair Market Value of the
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underlying stock and the Exercise Price thereof, and the same term, immediately after such substitution, equal to the spread on, and the term of, such Options immediately before such substitution), and the Optionee hereby agrees to such assumption (or substitution); provided, however, that the Company or such successor may, at its option, at the time of or promptly after such Acquisition, terminate all of its obligations hereunder with respect to the Options by paying to the Optionee or the Optionee's successors or assigns an amount equal to the product of (i) the number of Options and (ii) the Fair Market Value per share of the shares underlying such Options at the time of such Acquisition less the amount of such Options' Exercise Price (but not in excess of such Fair Market Value per share), in either case, in exchange for the Optionee's Options. As used in this Agreement, the "Company" shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

      Section 6.6 Miscellaneous

      (a) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

      (b) All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed if to the Optionee, at the address set forth on the signature page hereto, and if to the Company: Alaska Communications Systems Group, Inc., 600 Telephone Avenue MS #65, Anchorage, Alaska 99503, or to such other addresses as either party furnishes to the other in writing in accordance with this Section 6.5. Notices and communications shall be effective when actually received by the addressee.

      (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

      (d) No later than the date as of which an amount first becomes includible in the gross income of the Optionee for federal income tax purposes with respect to any Options, the Optionee shall pay to the Company, or if appropriate, any of its Affiliates, or make arrangements satisfactory to the Committee regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. If approved by the Committee, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Optionee. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.
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      (e) The Optionee's or the Company's failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

      (f) The Optionee and the Company each acknowledges that this Agreement (together with the other agreements referred to herein and therein) constitutes the entire agreement and supersedes all other agreements and understandings, both written and oral, among the parties or either of them, with respect to the subject matter hereof.



                            [Signature Pages Follow]
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      IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

                                         ALASKA COMMUNICATIONS SYSTEMS GROUP,
                                         INC.
                                         By:       /s/ Leonard Steinberg
                                             ---------------------------------
                                         Name: Leonard Steinberg
                                         Title: General Counsel and Corporate
                                         Secretary




       /s/ Liane Pelletier
---------------------------------
Liane Pelletier
Optionee

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Address

Optionee's Taxpayer Identification Number:      (Redacted)
                                          ----------------------